Exhibit (N)
CALAMOS INVESTMENT TRUST

Plan Pursuant to Rule 18f-3(d) under
the Investment Company Act of 1940
(as amended and restated as of March 26, 2010)
     Calamos Investment Trust (the “Trust”) may offer different classes of shares of each series of the Trust pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the “Act”) under the following Plan.
     1. The Plan encompasses five classes of shares of each series of the Trust (each, a “Fund” and collectively the “Funds”) that may be offered as follows:
     (a) Class A shares are to be sold with a maximum front-end sales charge of 4.75% of offering price and are subject to the payment of rule 12b-1 fees at a maximum annual rate of 0.25% of the average daily net assets attributable to such shares. Front-end sales charges may be reduced or waived as permitted by Rule 22d-1 under the Act. Class A shares that were sold without a sales load by reason of a purchase price of $1 million or more that are redeemed within two years of purchase (excluding shares purchased by reinvestment of dividends or distributions) are subject to a contingent deferred sales charge (“CDSC”) imposed on the lesser of either the purchase price or the net asset value of the shares redeemed at the rate of 0.50%. Class A shares are not otherwise subject to a CDSC. The CDSC may be reduced or waived as permitted by Rule 6c-10 under the Act and as described in the Funds’ prospectuses as from time to time in effect. Class A shares may be exchanged for Class I shares, provided (i) that the each holder holds his or her shares through an institution that has a valid Class I sales agreement with the Trust’s distributor authorizing such an exchange; (ii) the exchanging shareholder is eligible to invest in Class I shares in accordance with the criteria set forth in the Class I shares prospectus of the affected series; and (iii) each such exchange is subject to the discretion of the Trust to accept or reject that exchange.
     (b) Class B shares are to be sold at net asset value without a front-end sales charge and are subject to the payment of rule 12b-1 fees at a maximum annual rate of 1.00% of the average daily net assets attributable to such shares. Class B shares (excluding shares purchased by reinvestment of dividends or distributions) that are redeemed within six years of purchase are subject to a CDSC of up to 5.00% of the lesser of the purchase price or the net asset value of the shares redeemed (which period may be shorter and which percentage may be less for certain Funds, as described in the Funds’ prospectuses as from time to time in effect); such percentage declines the longer the shares are held, as described in the Funds’ prospectuses as from time to time in effect. The CDSC may be reduced or waived as permitted by Rule 6c-10 under the Act and as described in the Funds’ prospectuses as from time to time in effect. Class B shares automatically convert to Class A shares of the same Fund at the end of the calendar month eight years after purchase (or such earlier date as the Trustees may authorize), except that Class B shares purchased through the reinvestment of dividends and other distributions on Class B shares convert to Class A shares at the same time as the shares with respect to which they were purchased are converted and Class B shares acquired by the exchange of Class B shares of another Fund will convert to Class A shares based on the time of the initial purchase.
     (c) Class C shares are to be sold at net asset value without a front-end sales charge and are subject to the payment of rule 12b-1 fees at a maximum annual rate of 1.00% of the average daily net assets attributable to such shares. Class C shares (excluding shares purchased by reinvestment of dividends or distributions) that are redeemed within one year of purchase are subject to a CDSC of up to 1.00% of either the purchase price or the net asset value of the shares redeemed, whichever is less (which period may be shorter and which percentage may be less for certain Funds, as described in the Funds’ prospectuses as from time to time in effect). The CDSC may be reduced or waived as permitted by Rule 6c-10 under the Act and as described in the Funds’ prospectuses as from time to time in effect.
     (d) Class I shares are to be sold without a sales charge and are not subject to the payment of any rule 12b-1 fees.
     (e) Class R shares are to be sold at net asset value without a front-end sales charge and are subject to the payment of rule 12b-1 fees at a maximum annual rate of 0.50% of the average daily net assets attributable to such shares.
     2. Rule 12b-1 fees with respect to shares of any class of any series shall be allocated to that class of that series. Income, realized and unrealized capital gains and losses, and expenses of any series not allocated to a particular class of the series as provided in the preceding sentence, shall be allocated to the series as a whole.
     3. Each class of any series shall vote separately with respect to any matter that separately affects that class or as required by applicable law. The shares of each class have one vote per share and a pro-rata fractional vote for a fraction of a share.

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